EXHIBIT 99.1

Photo Release -- Chemung Canal Trust Company Appoints New Chief Financial Officer

ELMIRA, N.Y., Oct. 17, 2013 (GLOBE NEWSWIRE) -- Chemung Canal Trust Company (CCTC) announced today that Karl F. Krebs has joined the bank's management team as Executive Vice President, Chief Financial Officer & Treasurer. Mr. Krebs was also appointed Chief Financial Officer and Treasurer of Chemung Financial Corporation (Nasdaq:CHMG), CCTC's parent company.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=21629

Mr. Krebs, who has more than 30 years of banking experience, began his career in 1982 and most recently served as Executive Vice President & Chief Financial Officer of Financial Institutions Inc./Five Star Bank, in Warsaw, NY.

"We are excited to have Karl join our executive management team," said Ronald M. Bentley, President & Chief Executive Officer of Chemung Canal Trust Company. "The depth and breadth of his banking experience will have a positive impact on our management team and we look forward to his contributions towards the future success of our organization," Bentley added.

Krebs earned a BS in Accounting from Canisius College and an MBA, with a concentration in Finance and Accounting, from the State University of New York at Buffalo. He is a Board Member of the Buffalo Museum of Science and a past member of the Board of Trustees of the New York State Bankers Retirement System, where he also served on the group's Investment Committee.

During his banking career he has held management positions at: Goldome Bank, Key Corp, National City and HSBC before joining Financial Institutions/Five Star.

Chemung Canal Trust Company currently operates 23 full-service banking offices in Broome, Chemung, Schuyler, Steuben, Tioga and Tompkins counties in New York and Bradford County in Pennsylvania. CCTC also operates 5 full service banking offices under the name Capital Bank, a division of Chemung Canal Trust Company, in Albany & Saratoga counties. On November 22nd, CCTC is expected to complete the acquisition of six Bank of America banking centers in Central, NY, expanding Chemung Canal's presence in Tompkins County, while entering new markets in Cayuga, Cortland and Seneca counties.

At June 30th Chemung Financial Corporation reported total assets of $1.3 billion and $1.8 billion of assets under management or administration within the bank's Wealth Management Division.

Chemung Canal Trust Company, headquartered in Elmira, NY, is a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

This press release may be found at: www.chemungcanal.com.

Media Note: Photo Attached: Karl F. Krebs

CONTACT: Michael J. Wayne
         Senior Vice President
         (607) 737-3762
         mwayne@chemungcanal.com